Exhibit 99.1

FOR IMMEDIATE RELEASE

Bio-Rad Reports Third-Quarter Currency-Neutral

Revenue Growth of More Than 5 Percent

HERCULES, CA – November 2, 2010 – Bio-Rad Laboratories, Inc. (NYSE: BIO and BIOb), a multinational manufacturer and distributor of life science research and clinical diagnostic products, announced financial results today for the third quarter ended  September 30, 2010.

Third-quarter reported revenues were $471.5 million, up 2.3% compared to $461.1 million reported for the third quarter of 2009. On a currency-neutral basis, quarterly revenues increased 5.4% compared to the same period last year. Reflected in these results is $13.6 million additional revenue generated by certain diagnostics businesses of Biotest AG, which were added to the Company’s portfolio in the first quarter of 2010. Excluding the revenue from the Biotest acquisition, third-quarter revenues were down 0.7% or up 2.2% on a currency neutral basis, compared to the same period last year. Third-quarter gross margin was 56.5%, unchanged, compared to the same quarter in 2009.

Net income attributable to Bio-Rad for the third quarter was $44.8 million or $1.59 per share on a fully diluted basis versus $1.38 per share reported for the same period last year.

Year-to-date revenues grew by 8.1% to $1.4 billion compared to the first three quarters in 2009. Adjusting for the impact of currency, revenue growth was 7.3%. Excluding the additional revenue from the Biotest acquisition, year-to-date organic revenues grew by 4.9%, or 4.1% on a currency-neutral basis.

Year-to-date net income attributable to Bio-Rad for 2010 was $117.6 million, or $4.18 per share on a fully diluted basis, compared to $106.8 million, or $3.85 per share, respectively, during the same period in 2009.

“Third-quarter results show consistency in many of our core product areas in spite of some weak markets in the U.S. and abroad,” said Norman Schwartz, Bio-Rad President and Chief Executive Officer. “As the year wraps up, we will carefully monitor economic pressure on our global operation and look for new opportunities to grow our business.”

Life Science

The Life Science segment net sales for the third quarter were $153.2 million, up 1.9% compared to the same period last year. On a currency-neutral basis, Life Science segment sales increased by 3.5% compared to the third quarter of 2009. Sales growth of the Life Science segment in the U.S. reflects strength in spending by academic and biopharmaceutical customers; European sales continue to lag

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Bio-Rad Reports Third-Quarter Currency-Neutral Revenue Growth of More Than 5 Percent

Due to weak economic conditions facing government-funded research. Performance of the segment benefited from strong sales of core product lines including the Company’s next generation PCR instruments, in particular, the CFX96™ real-time PCR detection system and associated reagents as well as the TC10™ automated cell counter, which was introduced earlier this year. Bio-Rad’s Mini-PROTEAN® TGX™ precast electrophoresis gel product line, which offers high resolution and fast time to results is also continuing to gain customer acceptance.

Clinical Diagnostics

Reported net sales for the Clinical Diagnostics segment in the third quarter rose to $314.9 million, up 2.4% compared to the same quarter last year. On a currency-neutral basis, net sales were up 6.3%. These results reflect additional revenue of $13.6 million from the diagnostics businesses of Biotest AG that were added to the Company’s portfolio in the first quarter. Excluding revenue from the Biotest acquisition, net sales were up 1.5 % on a currency-neutral basis compared to the same period last year. Overall performance of the Clinical Diagnostics segment was negatively affected by economic challenges impacting healthcare markets in the U.S. and Europe as well as certain sales in 2009 that did not recur in 2010. In July, Bio-Rad submitted a Premarket Approval application to the U.S. Food and Drug Administration for its fourth-generation HIV assay, the GS HIV Combo Ag/Ab EIA (enzyme immunoassay). The test detects HIV antigens (proteins that are part of the HIV virus) and HIV antibodies (proteins that are produced by the body to fight the HIV infection), offering earlier detection of HIV infections.

Internal Control Over Financial Reporting

In connection with our audit committee’s ongoing investigation of our compliance with the FCPA and internal control assessment by management and our internal audit group during our fiscal quarter ended September 30, 2010, we identified three significant deficiencies in our internal control over financial reporting as of September 30, 2010 that, when considered and taken together, constitute a material weakness in our internal control over financial reporting as of September 30, 2010. Our conclusion that we have a material weakness in our internal control over financial reporting as of September 30, 2010 is not based on quantified misstatements in our historical financial statements or our financial statements as of and for our fiscal quarter ended September 30, 2010, but instead on the risk that we may be unable to prevent or detect on a timely basis potential material errors in our future financial statements. We do not presently anticipate that the material weakness in our internal control over financial reporting as of September 30, 2010 will have any material effect on our previously reported financial results or our financial results for our fiscal quarter ended September 30, 2010. Our Quarterly Report on Form 10-Q for our fiscal quarter ended September 30, 2010 will contain more information about these three significant deficiencies and the resulting material weakness and the measures that we are considering initiating to attempt to remediate it.

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Bio-Rad Reports Third-Quarter Currency-Neutral Revenue Growth of More Than 5 Percent

Management will discuss these results in a conference call at 2 PM Pacific Time (5 PM Eastern Time) November 2, 2010. Interested parties may access the call by dialing 800-659-2032 (in the U.S.) or 617-614-2712 (international), access number 52899247.

A live webcast of the conference call may be accessed in the "Investor Relations" section of www.bio-rad.com. A replay of the call will be available at 888-286-8010 (in the U.S.) or 617-801-6888 (international), access number 98042813, for seven days following the call. The webcast of the call will be archived on the Bio-Rad site for on-demand replay for up to a year and may be accessed in the "Investor Relations" section of www.bio-rad.com.

About Bio-Rad

Bio-Rad Laboratories, Inc. (NYSE: BIO and BIOb), has remained at the center of scientific discovery for more than 50 years, manufacturing and distributing a broad range of products for the life science research and clinical diagnostic markets. The Company is renowned worldwide among hospitals, universities, major research institutions, as well as biotechnology and pharmaceutical companies for its commitment to quality and customer service. Founded in 1952, Bio-Rad is headquartered in Hercules, California, and serves more than 85,000 research and industry customers worldwide through its global network of operations. The Company employs over 6,800 people globally and had revenues of nearly $1.8 billion in 2009. For more information, visit www.bio-rad.com.

This release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements generally can be identified by the use of forward-looking terminology such as, “believe,” “expect,” “may,” “will,” “intend,” “estimate,” “continue,” or similar expressions or the negative of those terms or expressions. Such statements involve risks and uncertainties, which could cause actual results to vary materially from those expressed in or indicated by the forward-looking statements. For further information regarding the Company's risks and uncertainties, please refer to the “Risk Factors” in the Company’s public reports filed with the Securities and Exchange Commission, including the Company’s most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K. The Company cautions you not to place undue reliance on forward-looking statements, which reflect an analysis only and speak only as of the date hereof.  Bio-Rad Laboratories, Inc., disclaims any obligation to update these forward-looking statements.

For more information contact:

Christine Tsingos, Vice President and Chief Financial Officer, or

Ron Hutton, Treasurer

Bio-Rad Laboratories, Inc.

510-724-7000

investor_relations@bio-rad.com

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BIO-RAD LABORATORIES, INC.
Condensed Consolidated Statements of Income
(In thousands, except per share data)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009

Net sales	$ 471,502	$ 461,055	$ 1,393,398	$ 1,289,171
Cost of goods sold	205,172	200,545	601,633	557,797
Gross profit	266,330	260,510	791,765	731,374
Selling, general and administrative expense	148,654	153,623	458,541	437,606
Research and development expense	42,874	39,516	126,999	119,075
Income from operations	74,802	67,371	206,225	174,693
Interest expense	14,400	14,487	43,169	32,661
Foreign exchange losses, net	2,749	1,472	3,546	3,249
Other (income) expense, net	(256)	192	(3,572)	(4,956)
Income before taxes	57,909	51,220	163,082	143,739
Provision for income taxes	(12,824)	(11,920)	(44,084)	(33,096)
Net income including noncontrolling interests	45,085	39,300	118,998	110,643
Less: Net income attributable to noncontrolling interests	(321)	(776)	(1,416)	(3,885)
Net income attributable to Bio-Rad	$ 44,764	$ 38,524	$ 117,582	$ 106,758

Basic earnings per share:
Net income per share basic attributable to Bio-Rad	$ 1.62	$ 1.40	$ 4.26	$ 3.90
Weighted average common shares - basic	27,697	27,431	27,616	27,375

Diluted earnings per share:
Net income per share diluted attributable to Bio-Rad	$ 1.59	$ 1.38	$ 4.18	$ 3.85
Weighted average common shares - diluted	28,103	27,875	28,110	27,749

BIO-RAD LABORATORIES, INC.
Condensed Consolidated Balance Sheets
(In thousands)
(Unaudited)

	September 30,	December 31,
	2010	2009

Current assets:
Cash and cash equivalents	$ 630,640	$ 649,938
Short-term investments	107,360	94,876
Accounts receivable, net	368,603	345,734
Inventories, net	402,883	351,206
Other current assets	142,223	120,920
Total current assets	1,651,709	1,562,674

Property, plant and equipment, net	321,507	302,417
Goodwill, net	351,860	327,626
Purchased intangibles, net	206,616	204,779
Other assets	150,512	138,357
Total assets	$ 2,682,204	$ 2,535,853

Current liabilities:
Accounts payable	$ 99,120	$ 92,988
Accrued payroll and employee benefits	120,171	126,702
Notes payable and current maturities of long term-debt	9,161	5,132
Income and other taxes payable	52,176	42,322
Other current liabilities	130,066	152,828
Total current liabilities	410,694	419,972

Long-term debt, net of current maturities	733,574	737,919
Other long-term liabilities	109,804	98,749
Total liabilities	1,254,072	1,256,640

Bio-Rad stockholders’equity	1,423,832	1,259,726
Noncontrolling interests	4,300	19,487
Total stockholders’ equity	1,428,132	1,279,213
Total liabilities and stockholders’ equity	$ 2,682,204	$ 2,535,853

BIO-RAD LABORATORIES, INC.
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Nine Months Ended
	September 30,
	2010	2009
Cash flows from operating activities:
Cash received from customers	$ 1,367,777	$ 1,291,054
Cash paid to suppliers and employees	(1,143,699)	(1,030,153)
Interest paid	(48,812)	(31,511)
Income tax payments	(50,254)	(27,746)
Other operating activities	509	7,708
Net cash provided by operating activities	125,521	209,352

Cash flows from investing activities:
Payments for acquisitions and long-term investments	(88,694)	(35,937)
Other investing activities	(75,716)	(117,424)
Net cash used in investing activities	(164,410)	(153,361)

Cash flows from financing activities:
Payments on long-term debt	(5,441)	(5,253)
Other financing activities	12,664	297,516
Net cash provided by financing activities	7,223	292,263

Effect of foreign exchange rate changes on cash	12,368	1,401
Net increase (decrease) in cash and cash equivalents	(19,298)	349,655
Cash and cash equivalents at beginning of period	649,938	204,524
Cash and cash equivalents at end of period	$ 630,640	$ 554,179

Reconciliation of net income including noncontrolling interests to net cash provided by operating activities:
Net income including noncontrolling interests	$ 118,998	$ 110,643
Adjustments to reconcile net income including noncontrolling interests to net cash provided by operating activities:
Depreciation and amortization	79,964	74,003
Changes in working capital	(73,589)	23,583
Other	148	1,123
Net cash provided by operating activities	$ 125,521	$ 209,352

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